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EXHIBIT 10.2

                DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION

         Effective June 1, 2005, non-employee directors of netGuru, Inc. ("Company") receive $2,000 per month in consideration for their services as members of the Company's board of directors. In addition, effective June 1, 2005, the Chairman of the Audit Committee receives an additional $500 per month in consideration for his services as Audit Committee Chairman.

         Non-employee directors are reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. Non-employee directors may also receive options from time to time under the Company's stock option plans and otherwise.

         Each non-employee director shall receive an annual grant of a non-qualified stock option to purchase up to 15,000 shares of the Company's common stock on the following terms:

         o The annual grant shall be effective automatically on June 7, 2005 and on each April 1st thereafter.

         o The options shall be granted under a Company stock option plan to the extent shares are then available under a plan and the grant under a plan can be made in compliance with applicable securities laws.

         o The exercise price of the options shall be equal to the Fair Market Value of a share of the Company's common stock as defined in the applicable stock option plan or, if the options are being granted outside of a plan, then the exercise price of the options shall be equal to the Fair Market Value of a share of the Company's common stock as defined in the Company's stock option plan most recently approved by the Company's stockholders ("Recent Plan").

         o The expiration date of the options shall be ten years after their date of grant or such earlier date as is provided for non-employee directors (or if there is no such provision for non-employee directors, then as is provided for employee optionees) in the applicable stock option plan or, if there is no applicable stock option plan, then in the Recent Plan.

         o The options shall vest and become exercisable in nine equal monthly installments commencing one month after their date of grant.

         o If the director's service on the board of directors terminates as a result of, and concurrently or within three months following the consummation of, a Change in Control, then the unvested and unexpired options shall vest immediately prior to termination of the director's service; a Change in Control means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding voting securities; (ii) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; (iii) business or businesses of the Company that generated at least fifty percent (50%) of the Company's consolidated revenues for the then most recently completed fiscal year are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise; or (iv) during any period of two (2) consecutive years during the term of the option, individuals who, at the beginning of such period constitute the board of directors, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period. No transaction which effects a mere reincorporation of the Company, or a transaction which reorganizes the Company, shall be considered a "Change in Control" for purposes of the option.

         In addition, the vesting of outstanding options previously granted to non-employee directors shall be accelerated under the circumstances described above.